 Thursday, May 23, 2002

Mr. Thomas James Illidge
Goldbridge, British Columbia
VOK 1P0

Dear Sir,

LETTER AGREEMENT

This agreement is by and between J-Pacific Gold Inc., a registered corporation in British Columbia (hereinafter referred to as JPN) and Mr. Thomas James Illidge of Goldbridge, British Columbia (hereinafter referred to as "Illidge").

1. Illidge represents that he is the sole owners of four (4) mineral claims known as the "Blue Claims" ("The Property") located in the Lillooet Mining District, British Columbia as described in Exhibit A attached to this document, that the claims have been properly maintained with the Province of British Columbia and are in good standing with no liens or obligations outstanding against them.

2. In return for $1.00 and other good and valuable consideration, Illidge grants to JPN an option to purchase all of its interest in The Property under the following terms and conditions:

A. Cash Payments - JPN shall make the following cash payments to Illidge:

1) $2,000 at signing.

B. Share Issuance - Subject to TSX Venture Exchange approval, JPN shall issue to Illidge, common shares of the Company, under the following schedule:

1) 20,000 shares on signing.
2) 30,000 shares at the first anniversary of the agreement.
3) 50,000 shares upon the exercise of the option.

C. Work Commitments - JPN agrees to complete the following schedule of exploration work commitments on The Property:

1) $50,000 by December 31, 2003,
2) $150,000 by December 31, 2004,
3) $150,000 by December 31, 2005.
4) $150,000 by December 31, 2006.

D. Production Royalty - Illidge shall retain a 3% Net Smelter Royalty ("NSR") royalty interest in The Property and:

1) Illidge grants to JPN an option to purchase up to two (2) percentage points of the NSR royalty for $1,000,000 per percentage point.

2) Federal and Provincial royalties, if any, shall be deducted as an expense prior to calculation of the retained NSR royalty.

3) Commencing at the first anniversary of this agreement, JPN shall pay Advanced Minimum Royalty (AMR) payments of $5,000 per year to Illidge, which shall be cumulatively deductible from any NSR production royalties due.

E. Exercise of Option to Purchase - Upon JPN having made the aggregate expenditures of $500,000, made the prescribed cash payments, issued the prescribed shares, made the prescribed AMR payments and completed a bankable-quality feasibility study prepared by an independent and registered professional engineer, the option will deemed to be exercised and JPN shall have acquired 100% rights and title to The Property subject to the NSR.

G. Claim Maintenance - All filings and fees to maintain The Property will be the responsibility of JPN, with copies to Illidge at least 30 days prior to due date or Illidge will have the option to make those filings and JPN will reimburse Illidge twice the amount of the actual fees paid by Illidge within 60 days or forfeit all rights to The Property.

H. Termination - JPN may terminate this agreement at any time by providing written notice to Illidge and paying all fees, if any, due during the ninety (90) days following the date of the written notice.

I. Data - Upon termination JPN shall provide Illidge all cores, cuttings, samples and all factual data it has generated.

J. Environmental Liability - JPN shall be responsible for all environmental damages caused by it and will indemnify Illidge for these environmental damages.

K. Successors and Assigns - All terms will be binding upon the assigns, heirs, and successors of each party.

L. Regulatory Approval This Letter Agreement is subject to the approval of the TSX Venture Exchange and the British Columbia Securities Commission.

M. Laws This Letter Agreement shall be governed by the laws of the Province of British Columbia.

N. Final Agreement - The parties to this agreement shall work diligently to conclude a formal Option to Purchase Agreement as soon as practicable.

IN WITNESS WHEREOF the parties hereto have executed these presents.

Exhibit A

In this Letter Agreement, the Blue Claims ("The Property"), collectively refers to the following mineral rights in the Lillooet Mining District, Caribou Assessment Area, Province of British Columbia:

1. All minerals precious and base save coal petroleum and natural gas lying in and under Tenure 393081 Lillooet District known as "Blue No. 1" mineral claim.

2. All minerals precious and base save coal petroleum and natural gas lying in and under Tenure 393082 Lillooet District known as "Blue No. 2" mineral claim.

3. All minerals precious and base save coal petroleum and natural gas lying in and under Tenure 393083 Lillooet District known as "Blue No. 3" mineral claim.

4. All minerals precious and base save coal petroleum and natural gas lying in and under Tenure 393084 Lillooet District known as "Blue No. 4" mineral claim.